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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
EXHIBIT II


                                                        For Nine Months Ended September 30,
                                                              1995                 1994
                                                           ----------            ---------
Net Income                                                 $9,485,428            $7,584,290

Computation of average
  shares outstanding

        Shares outstanding at
        beginning of year                                   4,196,435             3,799,477

        Additional shares deemed
        outstanding because of
        stock dividends                                                             380,244

        Additional shares deemed
        outstanding because of
        stock split                                         2,100,650             2,093,080

        Shares issued during the
        year times average time
        outstanding during the year                             7,413                 6,439
                                                            ---------             ---------
Average shares outstanding                                  6,304,498             6,279,240
                                                            =========             =========
Primary earnings per share                                      $1.50                 $1.21
                                                                =====                 =====